Exhibit 99.1

Contact:
David Nagler
Vice President Corporate Affairs
ARYx Therapeutics, Inc.
(510) 585-2200 x. 211
dnagler@aryx.com

ARYx Therapeutics, Inc. Provides Additional Data on

Atrial Fibrillation Clinical Trial on ATI-2042 –

Washout Data and Secondary End Points Reinforce Top-Line Efficacy

FREMONT, California, January 12, 2009 – ARYx Therapeutics, Inc. (NASDAQ:ARYX), a biopharmaceutical company, today announced further results from a Phase 2b clinical trial testing the safety and efficacy of its oral anti-arrhythmic therapy, ATI-2042, in patients with atrial fibrillation. This follows the December 18, 2008 press release reporting that ATI-2042 reached statistical significance at its primary end point in the two highest of three doses tested. Those results are now reinforced by these additional findings indicating, in part, that patients in the study quickly returned to their pre-treatment level of atrial fibrillation once the treatment ended. The complete safety results from this study are still not finalized and are expected by the end of March 2009.

“These additional results broaden our confidence about the effectiveness of ATI-2042. We believe these incremental data provide additional clinical evidence that ATI-2042 does not accumulate in the body which is known to be a major liability with the treatment of choice, amiodarone,” stated Dr. Paul Goddard, chairman and chief executive officer of ARYx Therapeutics. “Our product has been designed to be as effective as amiodarone in a broad atrial fibrillation patient population, including those with congestive heart failure, but without its known safety problems. These additional Phase 2b results should support our efforts to find the right partner for the full development and eventual commercialization of ATI-2042.”

Our Study Design and Analyses

The clinical trial, which enrolled 72 patients, was a multi-centered, randomized, double blind, placebo-controlled study of the efficacy and safety of ATI-2042 in patients with paroxysmal atrial fibrillation (PAF). Patients entering this study all had previously implanted permanent pacemakers with appropriate diagnostic and recording capabilities. These devices were used to collect comprehensive cardiac data, including the percentage of time each patient spent in atrial fibrillation (their “burden”), as well as other aspects of cardiac function that will be incorporated in the complete results analysis. Patients were entered into a baseline screening period of up to 30 days during which their burden was

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measured to establish if they were eligible for the trial. Qualifying subjects were randomized to receive twice-a-day (BID) oral doses of 200 mg, 400 mg, or 600 mg ATI-2042, or placebo for a treatment period of 12 weeks. This treatment period was followed by a further 4-week observation period; the “washout period.” During this washout period, no new antiarrythmic drugs were permitted. Each patient’s burden during the 12-week treatment period was measured and compared to their own baseline measurement. These results were then compared to the response in the placebo group.

As previously announced, the primary statistical efficacy analysis showed significance for ATI-2042 at the 400 mg (p=0.015) and 600 mg (p=0.005) doses. The atrial fibrillation burden in these two treatment groups was reduced from baseline by 54% and 75%, respectively. Subsequent to the release of these top-line results, additional data have been generated.

Our Washout Period Results

Data related to the level of atrial fibrillation burden that existed in the treated patients during the 4-week washout period is now available. At the end of the washout period, pacemakers were interrogated and the atrial fibrillation burden data were analyzed in the same way as the active treatment data. In each of the three ATI-2042 dose groups, the atrial fibrillation burden returned to essentially their baseline values within the one-month washout period. The washout data show no evidence of accumulation or of a rebound effect in the atrial fibrillation burden.

Additional Indication of Lack of Drug Accumulation

In this study, we utilized slit-lamp examinations to measure whether crystal deposits, so-called microdeposits, were formed in the patients’ eyes as a result of treatment with ATI-2042. These microdeposits are thought to be an indication of whether drug accumulation occurs. For example, published studies have shown these corneal microdeposits appear in approximately 90% of patients treated with amiodarone for 3 months (HL Green, et al. JACC 1983;2:1114). While the safety data is still blinded, a review of the over-all results of the slit-lamp eye examinations conducted on patients in this Phase 2b study reveal that, after up to three months of treatment, 56 of 57 patients were free of corneal microdeposits. Along with the washout period data, these slit-lamp examination results provide evidence of the lack of tissue accumulation of ATI-2042 and its metabolites.

Our Secondary Endpoint Results

In addition to providing measurement of atrial fibrillation burden, the pacemakers used in this Phase 2b trial also provided study data on the secondary efficacy endpoints such as the duration of atrial fibrillation episodes and the total number of atrial fibrillation episodes. A significant benefit in terms of reductions in both the number and duration of atrial fibrillation episodes was demonstrated in the 600 mg BID dose group. Commensurate with the reduced duration of atrial fibrillation there was a significant increase in the duration of normal sinus rhythm. The goal of anti-arrhythmic therapies is to maintain patients in normal sinus rhythm. These improvements in the secondary endpoints were supportive of the primary endpoint, and provide a plausible biological explanation for the established dose-dependent reduction in atrial fibrillation burden seen in this trial’s top-line results. We believe these full efficacy results help explain how ATI-2042 will be of clinical benefit to patients with atrial fibrillation.

About Atrial Fibrillation

Atrial fibrillation (AF) is the most common form of cardiac arrhythmia, or abnormal heart rhythm, affecting greater than 6.4 million people in the United States, Europe and Japan. It is estimated that AF is responsible for more than 75,000 strokes per year in the United States alone. AF affects about 5% of people older than 65 years of age, and as the population ages, the prevalence of AF is projected to double by the year 2050. The prevalence of AF rises to 9% in people over 80 years of age. AF episodes may be self-terminating, paroxysmal atrial fibrillation (PAF), or may be prolonged and require cardioversion to terminate the episode (persistent AF), or may be constant with the person in AF at all times (permanent AF). PAF and persistent atrial fibrillation are closely related and, for this reason, the same anti-arrhythmic drugs are used to treat both types of atrial fibrillation. Atrial fibrillation is caused when the atria quiver instead of beat. During atrial fibrillation, the atria contract and relax erratically between 350 and 600 times per minute versus normal heart rhythm of 60 to 80 beats per minute. Patients with atrial fibrillation experience debilitating symptoms and suffer a compromised quality of life. Because the pumping function of the atria does not work properly in atrial fibrillation patients, blood is not completely emptied from the heart’s chambers, causing it to pool and sometimes clot. In patients with atrial fibrillation, clotted blood can dislodge from the atria and flow to the brain, causing stroke.

About ATI-2042

ATI-2042 is an oral anti-arrhythmic therapy modeled on amiodarone, the “gold standard” anti-arrhythmic therapy for the treatment of atrial fibrillation (AF). Approximately 6.4 million people in the United States, Europe and Japan are diagnosed with AF. No other therapy has demonstrated the efficacy of amiodarone in the treatment of persistent and paroxysmal AF and its avoidance of dangerous proarrhythmic effects. However, amiodarone is dependent upon cytochrome P450 enzymes for metabolism and this slow clearance pathway leads to substantial organ accumulation which is believed to be responsible for its potentially life-threatening and toxic side effects. Through its metabolism by an alternate and high capacity pathway, ATI-2042 is designed to maintain amiodarone’s unique, balanced pharmacological effect on various ion channels in the heart while avoiding its very slow elimination and resulting side effects.

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has four products in clinical trials: an oral anticoagulant agent for patients at risk for the formation of dangerous blood clots, ATI-5923; an oral anti-arrhythmic agent for the treatment of atrial fibrillation, ATI-2042; a prokinetic agent for the treatment of various gastrointestinal disorders, ATI-7505; and, an agent for the treatment of schizophrenia and other psychiatric disorders, ATI-9242. Please visit our web site at www.aryx.com for additional information.

Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the results from the Phase 2b clinical trial of ATI-2042 as well as the potential safety and efficacy and further development of ATI-2042, the likelihood and timing of entering into a potential collaboration arrangement involving ATI-2042 on acceptable terms or at all, the timing and availability of our clinical results, the initiation of new clinical trials, the ability of a product candidate to be more predictable than currently available therapies regarding dosing and response to treatment, and the ability of a product candidate to avoid the dangers existing in currently available therapies. Words such as “expected,” “believe,” “designed,” “should,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon ARYx’s current expectations. Forward-looking statements involve risks and uncertainties. ARYx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that our product candidates may not demonstrate safety and efficacy or lead to regulatory approval, the risk that we may be unable to raise additional capital when needed which would force us to limit or cease our operations and related product development programs, the risk that any failure or delay in commencing or completing clinical trials for our product candidates could severely harm our business, the risk that third party manufacturers could delay or prevent the clinical development of our product candidates, the risk that potential collaborative arrangements will likely place the development of our product candidates outside of our control and the risk that we may have to alter our development and commercialization plans if collaborative relationships are not established for ATI-5923, ATI-2042 and ATI-7505. These and other risk factors are discussed under “Risk Factors” and elsewhere in the ARYx’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, the Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission on December 18, 2008 and ARYx’s other filings with the U.S. Securities and Exchange Commission. ARYx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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